                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                (Rule 13d - 101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 2)

                         INTERSTATE HOTELS CORPORATION
                         -----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   46088R108
                                   ---------
                                 (CUSIP Number)


                                Gary M. Goldberg
                                Montebello Park
                               75 Montebello Road
                            Suffern, New York 10901

                                with a copy to:

                           Richard P. Ackerman, Esq.
                     Goodkind Labaton Rudoff & Sucharow LLP
                          100 Park Avenue, 12th Floor
                               New York, NY 10017
           (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)




                               November 19, 1999
                               -----------------
            (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following page)

Amendment No. 1 to the Original Schedule 13D (defined below) is amended and restated as follows:

The Cover Page to the Schedule 13D is amended or added as follows:

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 2 of 23 Pages
--------------------                                        -------------------

-------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Gary M. Goldberg

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          --

-------------------------------------------------------------------------------
        3
                    SEC USE ONLY

-------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

-------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS         [ ]
                    REQUIRED PURSUANT TO ITEM  2(d) or 2(e)

-------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

-------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     566,520 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    566,520 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------

        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES         [ ]

-------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

-------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 3 of 23 Pages
-------------------                                       ---------------------



-------------------------------------------------------------------------------
        1           NAME   OF REPORTING PERSON
                    Gary Goldberg & Co., Inc.

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY) 13-2731992
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   a)
                                                                       b)  X
                                                                          --

-------------------------------------------------------------------------------
        3           SEC USE ONLY

-------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           WC

-------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       [ ]
                    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

-------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     395,697 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    395,697 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                         [ ]

-------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                           CO

-------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 4 of 23 Pages
-------------------                                       ---------------------



--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           VIP 100, L.P.

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY) 13-3538358
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4
        4           SOURCE OF FUNDS

                           WC

--------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       [ ]
                    REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

--------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     169,080 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    169,080 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 5 of 23 Pages
-------------------                                       ---------------------



-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Gordon Adsluf

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                    (see Introductory Statement)
-------------------------------------------------------------------------------
        3           SEC USE ONLY

-------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

-------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

-------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     2,199 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    2,199 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

-------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

-------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 6 of 23 Pages
-------------------                                       ---------------------




--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Brian Bassuk

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                    (see Introductory Statement)
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     5,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    5,033 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 7 of 23 Pages
-------------------                                       ---------------------




-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Edward Daly

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                    (see Introductory Statement)
-------------------------------------------------------------------------------
        3           SEC USE ONLY

-------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

-------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

-------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     3,366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
-------------------------------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    3,366 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

-------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

-------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 8 of 23 Pages
-------------------                                       ---------------------




-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Hugh Delvalle

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
-------------------------------------------------------------------------------
         2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                    (see Introductory Statement)
-------------------------------------------------------------------------------
        3           SEC USE ONLY

-------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

-------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

-------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     1,076 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
-------------------------------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    1,076 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

-------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

-------------------------------------------------------------------------------

-------------------                                       ---------------------
CUSIP NO. 46088R108                                       Page 9 of 23 Pages
-------------------                                       ---------------------




-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Tanya Drake

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                    (see Introductory Statement)
-------------------------------------------------------------------------------
        3           SEC USE ONLY

-------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF
-------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

-------------------------------------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    2,000 shares (see Introductory Statement)

                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON
                           566,520 shares (see Introductory Statement)

-------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

-------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

-------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

-------------------------------------------------------------------------------

------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Robert Friedel

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (see Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     320 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    320 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 11 of 23 Pages
--------------------                                        -------------------

------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Barbara Haessler

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (See Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    366 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 12 of 23 Pages
--------------------                                        -------------------

------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Edward Heinz

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (See Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------------------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,066 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,066 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 13 of 23 Pages
--------------------                                        -------------------


------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Rocco Miano

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (See Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,100 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,100 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 14 of 23 Pages
--------------------                                        -------------------

------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Herbert Nathan

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (see Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------------------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     306 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    306 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 15 of 23 Pages
--------------------                                        -------------------


------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Beulah Ratet

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIE ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (see Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,166 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,166 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

--------------------                                        -------------------
CUSIP NO. 46088R108                                         Page 16 of 23 Pages
--------------------                                        -------------------

------------------- ------------------------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                           Murray Salit

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)
                                                                                (b)  X
                                                                                    --
                    (See Introductory Statement)
------------------- ------------------------------------------------------------------------------------------------
        3
                    SEC USE ONLY

------------------- ------------------------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
                    2(d) or 2(e)

------------------- ------------------------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
------------------- ------- ----------------------------------------------------------------------------------------
                     8
                            SHARED VOTING POWER
                                    0

------------------- ------- ----------------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,000 shares (see Introductory Statement)

------------------- ------- ----------------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                    0

------------------- ------------------------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           566,520 shares (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------------- ------------------------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 8.86% (see Introductory Statement)

------------------- ------------------------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------------------------------------------

Introductory Statement
----------------------

     This Amendment to Schedule 13D amends as of November 23, 1999, pursuant to Rule 13d-2(a) promulgated under the of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Schedule 13D filed on October 13, 1999 (the "Original Schedule 13D") by Gary M. Goldberg ("Goldberg"), Gary Goldberg & Co., Inc. ("GGC"), VIP 100, L.P. ("VIP 100"), Gordon Adsluf, Annette Berkman, Edward Carter, Maxine Dombrow, Louis Ecker, Alan Frankel, Dorothy Lopreato, Rita Mayersohn and Paul Nussbaum (the "Original Reporting Persons"), and relates to an increase of the interest of certain of those persons in the shares of common stock, $.01 per order par value ("Common Stock") of Interstate Hotels Corporation (the "Issuer") and the addition of certain of the parties who either maintain discretionary accounts with GGC or are Purchasing Customers as defined in the Original Schedule 13D.

     The persons filing this Amendment No. 1 to Schedule 13D (this "Amendment") to the extent not Original Reporting Persons (the "Additional Reporting Persons") do so in connection with the Agreement Respecting Joint Filing of
Schedule 13D and Power of Attorney filed herewith as Exhibit 1 (the "Filing Agreement"). All Original Reporting Persons file this Amendment in connection with the exhibit to the Original Schedule 13D. This Amendment reflects the following facts: (i) Goldberg is a controlling person of Gary GGC, VIP 100 and Gary Goldberg VIP 100, Inc. ("VIPGP") and, as such, may be deemed to be the beneficial owner of any shares of Common Stock (the "Shares") of which GGC, VIP 100 or VIPGP may be deemed a beneficial owner; (ii) Goldberg and GGC may be deemed to be the beneficial owner of any Shares held by any of GGC's customers who maintain "discretionary accounts" with GGC (pursuant to which accounts GGC has voting power and/or dispositive power with respect to the Shares); (iii) certain customers of GGC who do not maintain discretionary accounts with GGC have purchased Shares based in part upon the recommendation of Goldberg or GGC and, although there is no agreement or understanding that they will do so, it may be reasonably anticipated that they will follow the recommendations of Goldberg or GGC with respect to the voting and/or the disposition of such Shares; and (iv) as a result of the foregoing, Goldberg, GGC, VIP 100 and the Purchasing Customers (defined below) may be deemed to be a "group," within the meaning of Section 13(d)(3) of the Exchange Act. By their execution of the Filing Agreement, the customers who maintain non-discretionary accounts (the "Purchasing Customers") have agreed to the reporting of their shares in this Amendment. Such Filing Agreement shall not be construed as an admission for purposes of Section 13(d) or 13(g) of the Exchange Act, that (i) any Purchasing Customer is the beneficial owner of Shares held by any other Reporting Person,
(ii) any other Reporting Person is the beneficial owner of any Shares held by any Purchasing Customer or (iii) any Purchasing Customer is part of a group. Customers of GGC who do not maintain discretionary accounts with GGC (other than the Purchasing Customers) and two customers, owning 3,000 shares who maintain non-discretionary accounts and have not signed the Filing Agreement, own an aggregate of 14,863 Shares which were acquired on or about June 18, 1999, pursuant to a distribution of Shares by Wyndham International, Inc. to its shareholders in connection with the "spin-off" of 92% of the then issued and outstanding Common Stock of the Issuer ("Spin-Off"). Other than Spin-Off shares held by the Original Reporting Persons or the Additional Reporting Persons, neither such Spin-Off Shares nor the holders thereof are reported in this
Schedule 13D.

     In addition, this Amendment is filed to correct typographical errors in the cover page for Gordon Adsluf (on page 5) and in Item 5(a) (on page 18) of the Original Schedule 13D. Such corrections reflect that Gordon Adsluf owned 2,199, rather than the indicated 2,000, shares of the Company's Common Stock, which represented .0036% of the total issued and outstanding Common Stock of the Company instead of .0033% of such Common Stock. The respective totals in such items were correct and, accordingly are not amended herein.


Item 1.  Security and Issuer.
-------  --------------------

         No change.


Item 2.  Identity and Background.
-------  ------------------------

         (a) - (c) No change, except the following:

         The Additional Reporting Persons are identified in the following table:



Names of Reporting Persons and                                     Names and Principal        Address of Residence
Affiliated Persons                       Principal Occupation      Business of Employer       or Employer
---------------------------------------- ------------------------- -------------------------- ------------------------
Bassuk, Dr. Brian                        Director of Education     White Plains School        5 Homeside Lane
1 Ulman Terrace                          Programs                  District at NY Hospital    White Plains, NY  10605
Chestnut Ridge, NY  10952                                          Westchester Division

Daly, Edward                             Retired                   N/A                        3 Old Field Point Road
                                                                                              Greenwich, CT  06830

Delvalle, Hugh                           Retired                   N/A                        29 Blackthorn Lane
                                                                                              White Plains, NY  10606
Drake, Tanya                             Professor                 Rockland Community         145 College Road
145 College Road                                                   College                    Suffern, NY  10901
Suffern, NY  10901

Friedel, Robert                          Retired                   N/A                        1031 Morris Park Avenue
                                                                                              Apartment 1D
                                                                                              Bronx, NY  10461

Haessler, Barbara                        Retired                   N/A                        7 Maple Street
                                                                                              Valhalla, NY 10595

Heinz, Edward                            Police Officer            Town of Orangetown         26 Orangeburg
211 Lawrence Park                                                                             Orangeburg, NY  10962
Route 9W
Piermont, NY  10968

Miano, Rocco                             Assistant Sales Manager   Robison Co.                500 Executive Boulevard
6 Mill Court                                                                                  Elmsford, NY  10523
Ardsley, NY  10502

Nathan, Herbert                          Retired                   N/A                        141-A Aveneda Majorca
                                                                                              Laguna Woods, CA  92653

Ratet, Beulah                            Retired                   N/A                        N/A



82 Ogden Avenue
White Plains, NY  10605

Salit, Murray                            President                 Salit & Associates         254 Hempstead Road
254 Hempstead Road                                                                            Spring Valley, NY 10977
Spring Valley, NY 10977



         (d) - (e)  No change.

                  (f)  No change.

The following is added to Item 3:

Item 3.  Source and Amount of Funds or Other Consideration.
-------  --------------------------------------------------

         The source of funds used for the purchase of the Common Stock for each of the individual Additional Reporting Persons was personal funds, and for each of GGC and VIP 100 was working capital. The amount paid for the Shares purchased by each of the Additional Reporting Persons is set forth in Item 5 hereof. The aggregate amount paid for the Common Stock acquired by the Additional Reporting Persons was approximately $584,000, which amount does not include brokerage commissions. In addition, the Additional Reporting Persons acquired an aggregate of 583 Shares pursuant to the Spin-Off, as defined in the Introductory Statement.

Item 4.  Purpose of Transaction.
-------  -----------------------

         No change.

Item 5.  Interest in Securities of the Issuer.
-------  -------------------------------------

         No change except that the following table reflects changes in the beneficial ownership of Original Reporting Persons and the beneficial ownership of the Additional Reporting Persons:

         (a) For purposes of this Schedule 13D, the percentage of the outstanding Shares beneficially owned has been computed on the basis of 6,394,996 Shares outstanding, based upon the information set forth in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999 filed on November 15, 1999.


Name                                       No. of Shares Beneficially Owned  Percentage of Common Stock
------------------------------------------ --------------------------------  ---------------------------
Adsluf, Gordon                                                       2,199                      0.034%
Bassuk, Brian                                                        5,000                      0.078%
Daly, Edward                                                         3,366                      0.053%
Delvalle, Hugh                                                       1,000                      0.026%
Drake, Tanya                                                         2,000                      0.032%
Friedel, Robert                                                        320                      0.005%
Gary Goldberg & Co., Inc.                                          395,697                      6.188%
Gary M. Goldberg                                                   566,520                      8.858%
Haessler, Barbara                                                      366                      0.006%
Heinz, Edward                                                        1,000                      0.017%
Miano, Rocco                                                         2,100                      0.033%
Nathan, Herbert                                                        306                      0.005%
Ratet, Beulah                                                        1,166                      0.018%


Salit, Murray                                                        1,000                      0.016%
VIP 100, L.P.                                                      169,080                      2.644%


                  (b)  No change.

                  (c)  No change except the following:

         The following table sets forth information with respect to all transactions in the Common Stock that were effected since the filing of the Original Schedule 13D by the persons referred to in paragraph (a):


I. Gary Goldberg & Co., Inc.
------------------------------------------------------------------------------------------------------------------------
Shareholder Name                     Date of                 Type of                Number of           Price Per
                                   Transaction      Transaction (Purchase or         Shares               Share
                                                              Sale)
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/13/99                    P                            5,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/13/99                    S                            5,000                    3
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 10/13/99                    P                            5,000                    3
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 10/13/99                    P                            5,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/14/99                    S                            5,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/14/99                    P                              967                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/15/99                    P                            1,902               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/15/99                    P                            1,000              3  3/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/15/99                    P                            4,033              3  1/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/19/99                    P                            1,000              3  7/32
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/19/99                    S                            1,000              3 11/32
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/19/99                    P                            1,000               3  1/4
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/19/99                    S                            1,000               3  3/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/21/99                    S                          103,629               3  3/4
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 10/21/99                    P                          103,629               3  3/4
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/22/99                    P                            2,300               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/22/99                    P                            1,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/22/99                    S                            3,300               3  1/4
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/28/99                    P                            1,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/28/99                    S                            1,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/29/99                    P                            1,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/29/99                    S                            1,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/29/99                    P                              500              3  1/32
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 10/29/99                    S                            3,000              2 13/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 10/29/99                    P                            3,000              2 13/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/03/99                    P                            4,023              3  1/32
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 11/08/99                    P                            5,000              3  1/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/12/99                    P                                2                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/16/99                    P                              300                    3
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/16/99                    S                              300               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/18/99                    P                           10,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/18/99                    S                           10,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 11/18/99                    P                           10,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    P                            3,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    S                            3,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 11/19/99                    P                            3,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    P                            2,095              2 15/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    P                            2,905                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    P                           15,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    P                           10,000              2 15/16
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/19/99                    S                           25,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 11/19/99                    P                           25,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/22/99                    P                           13,000                    3
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/22/99                    S                           13,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Discretionary Acct.                 11/22/99                    P                           13,000               3  1/8
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.                 11/23/99                    S                            2,000               3  3/8
------------------------------------------------------------------------------------------------------------------------



II. VIP 100, L.P.
------------------------------------------------------------------------------------------------------------------------
Shareholder Name                     Date of                 Type of                Number of           Price Per
                                   Transaction             Transaction               Shares               Share
------------------------------------------------------------------------------------------------------------------------
VIP100 LP                           11/23/99                    P                       80,000                  3  1/32
------------------------------------------------------------------------------------------------------------------------
VIP100 LP                           11/23/99                    P                       12,500                        3
------------------------------------------------------------------------------------------------------------------------


III. Purchasing Customers
------------------------------------------------------------------------------------------------------------------------
Shareholder Name                    Date of                  Type of                 Number of            Price
                                  Transaction     Transaction (Purchase or Sale)      Shares            Per Share
------------------------------------------------------------------------------------------------------------------------
Bassuk, Brian                       10/14/99                    P                        5,000                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Delvalle, Hugh                      10/19/99                    P                        1,000                  3 11/32
------------------------------------------------------------------------------------------------------------------------
Ratet, Beulah                       10/19/99                    P                        1,000                   3  3/8
------------------------------------------------------------------------------------------------------------------------
Daly, Edward                        10/22/99                    P                        3,300                   3  1/4
------------------------------------------------------------------------------------------------------------------------
Drake, Tanya                        10/22/99                    P                        1,000                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Drake, Tanya                        10/22/99                    P                        1,000                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Nathan, Herbert                     10/26/99                    P                          300                  2 15/16
------------------------------------------------------------------------------------------------------------------------
Heinz, Edward                       10/28/99                    P                        1,000                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Salit, Murray                       10/29/99                    P                        1,000                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Haessler, Barbara                   11/16/99                    P                          300                   3  1/8
------------------------------------------------------------------------------------------------------------------------
Miano, Rocco                        11/23/99                    P                        2,000                   3  3/8
------------------------------------------------------------------------------------------------------------------------
Friedel, Robert                     11/23/99                    P                          304                   3  1/8
------------------------------------------------------------------------------------------------------------------------

          (d) None, other than broker-dealers providing credit for Shares held on margin on customary terms.

          (e)  Not applicable.


Item 6.   Contracts, Arrangements, Understandings or Relationships with Respect
-------   ---------------------------------------------------------------------
          to Securities of the Issuer.
          ----------------------------

          None, except for the Filing Agreement filed herewith and the customer account agreements between GGC and its customers.


Item 7.  Material to be Filed as Exhibits.
-------  ---------------------------------

          Exhibit 1. Agreement Respecting Joint Filing of Schedule 13D and Power of Attorney.


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 23, 1999.

                    /s/ Gary M. Goldberg
                    ---------------------------
                    Gary M. Goldberg



                    GARY GOLDBERG & CO., INC.

                    By:/s/ Gary M. Goldberg
                       -------------------------
                       Gary M. Goldberg, President




                    VIP 100, L.P.
                    By: Gary Goldberg VIP, Inc.,
                          general partner

                    By:/s/ Gary M. Goldberg
                       ---------------------------
                       Gary M. Goldberg, President

                    /s/ Gary M. Goldberg
                    ----------------------------------------
                    Gary M. Goldberg, as attorney-in-fact for Gordon Adsluf, Brian Bassuk, Annette Berkman, Edward Carter, Edward Daly, Hugh Delvalle, Maxine Dombrow, Tanya Drake, Louis Ecker, Alan Frankel, Robert Friedel, Barbara Haessler, Edward Heinz, Dorothy Lopreato, Rita

                    Mayerson, Rocco Miano, Herbert Nathan, Paul Nussbaum, Beulah Ratet and Murray Salit.

                                Page 23 of 23